EXHIBIT 10.4

AGREEMENT AND RELEASE

This Agreement and Release is made and entered into by and between Sara Burns and Central Maine Power Company.

DEFINITIONS

As used throughout this Agreement and Release:

1."Burns" refers to Sara Burns, her heirs, executors, administrators, agents, successors, assigns and dependents.

2."CMP" refers to Central Maine Power Company.

3."Energy East" refers to Energy East Corporation and each of its past and present parents, subsidiaries, affiliates and related entities.

4.The "Parties" refers to Burns and CMP.

RECITALS

WHEREAS, Bums has accrued certain benefits under the Supplemental Executive Retirement Plan of Energy East Corporation (the "SERP") and the Excess Benefit Plan of Energy East Corporation (the "Excess Plan");

WHEREAS, Burns and CMP seek to provide for the payment of a sum certain to Burns in exchange for the extinguishment of all other rights and obligations under the SERP and the Excess Plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the Parties agree as follows:

AGREEMENT

1.In full and complete consideration for Burns' promises, covenants and agreements set forth herein, the Company (or one of its affiliates) shall pay to Burns a single lump sum payment of $4,074,646.35 in satisfaction of all benefits and rights Burns has accrued under the Supplemental Executive Retirement Plan of Energy East Corporation (the "SERP") and the Excess Benefit Plan of Energy East Corporation (the "Excess Plan"). Such payment shall be payable six months and one day following the termination of Burns' employment with both CMP and Energy East Corporation. Burns shall not participate in the SERP or the Excess Plan after the date hereof. CMP shall reimburse Burns for the legal fees and expenses she has incurred in connection with the negotiation of this Agreement and related matters, provided that such reimbursement shall not exceed $10,000. The payments provided in this paragraph 1 shall be subject to all legally required taxes, withholdings, and deductions and shall be paid regardless of the reason that Burns' employment has terminated.

2.Except as necessary to enforce the terms of this Agreement and Release, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Burns hereby releases CMP, Energy East, and each of their respective past and present parents, subsidiaries, affiliates and related entities, and each of their respective past and present officers, directors, agents, employees, successors and assigns, from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which Burns has or may have for any period prior to the date of the execution of this Agreement and Release, including, but not limited to, any claim of breach of contract, wrongful discharge, any claim for additional compensation, unpaid wages, severance pay, bonuses, stock options, restricted stock, deferred compensation, incentive plans, medical, dental, life or disability insurance coverage, or any other fringe benefit, any claim of emotional distress, defamation, fraud, misrepresentation, or any claim of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, and all other federal, state and local laws, including but not limited to claims arising, inter alia, under the Civil Rights Act of 1991, the Occupational Safety and Health Act ("OSHA"), the Employee Retirement Income Security Act of 1974, as amended, the Maine Human Rights Act, the New York State Labor Law, the New York State Human Rights Law, the New York State Executive Law, and any claim for attorneys' fees or costs incurred in pursuing this or any other legal claim against CMP. Notwithstanding the foregoing, the release in this paragraph shall not extend to rights Burns would otherwise have (a) under the Energy East qualified pension plan; (b) to reimbursement for expenses incurred prior to the date hereof in accordance with Energy East's standard practices; (c) to accrued vacation or sick leave; (d) accruing under medical, dental, life, disability, or other insurance programs provided by or through Energy East; and (e) to receive indemnification she would otherwise be entitled to receive from Energy East and coverage she would otherwise be entitled to receive under any applicable directors and officers liability insurance policy.

3.Bums agrees that the terms of this Agreement and Release and any disputes or disagreements between Bums and Energy East or CMP arising out of the employment relationship are and shall remain confidential. Bums agrees not to disclose any terms or provisions of this Agreement and Release or to talk or write about the negotiation or implementation of this Agreement and Release or the disputes between the Parties without the prior written consent of CMP, except (a) as required by law or legal process; (b) as required by regulatory authorities; or (c) as required in connection with any mediation, arbitration or litigation arising out of this Agreement and Release. If asked, Bums may only respond that "the matter was settled amicably" or words of similar import. Anything herein to the contrary notwithstanding, Burns may disclose the terms of this Agreement and Release to Burns' immediate family, accountant, attorney, or investment advisor, provided they are made aware of and agree to the confidentiality provisions set forth in this paragraph.

4.Burns acknowledges that she has been advised to consult with the attorneys of her choice prior to executing this Agreement and Release, and that she and such counsel have had an adequate opportunity to review this Agreement and Release before its execution.

5.In executing this Agreement and Release, neither of the Parties admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

6.This Agreement and Release shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement and Release shall inure to the benefit of and be enforceable by Burns' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Burns shall die while any amount would still be payable to Burns hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Burns' estate.

7.The unenforceability or invalidity of any provision or provisions of this Agreement and Release shall not render any other provision or provisions hereof unenforceable or invalid.

8.This Agreement and Release cannot be altered except in a writing signed by the Parties. The Parties acknowledge that they entered into this Agreement and Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement and Release which are not expressly contained herein.

9.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

10.The Parties agree that any disputes concerning the interpretation or application of this Agreement and Release or in any way connected with Burns' employment by CMP, or termination thereof, shall be resolved in accordance with the laws of the State of New York without regard to principles of conflict of law or where the Parties are located at the time a dispute arises and shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator shall award attorneys' fees and costs to the prevailing party in any such arbitration proceeding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

11.Burns acknowledges that she has twenty-one (21) days to consider this Agreement and Release and return it to Robert N. Holtzman, Esq. of Kramer Levin Naftalis & Frankel LLP, at 1177 Avenue of the Americas, New York, New York 10036 and has seven (7) days to revoke this Agreement and Release after she signs it. Any such revocation of this Agreement and Release must be in writing and transmitted such that it is received by Mr. Holtzman before the expiration of the seven day revocation period. This Agreement and Release will not become effective or enforceable until CMP's receipt of Burns' executed Agreement and Release and the expiration of the seven day revocation period.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Release on the dates indicated below.

CENTRAL MAINE POWER COMPANY

By:	/s/ Robert D. Kump
Name:	Robert D. Kump
Date:	November 25, 2009

EXECUTIVE

By:	/s/ Sara J. Burns
Name:	Sara J. Burns
Date:	November 25, 2009

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